                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
               under Section 12(g) of the Securities Exchange Act
                  of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                                                Commission File Number 001-13213
                                                                       ---------

                         Premier National Bancorp, Inc.
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             (Exact name of registrant as specified in its charter)


           P.O. Box 310, 1100 Route 53, LaGrangeville, New York, 12540
                                 (845) 471-1711
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     Premier National Bancorp, Inc. Common Stock, par value $0.80 per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4 (a) (1) (i)   [X]        Rule 12h-3 (b) (1) (ii)    [ ]
          Rule 12g-4 (a) (1) (ii)  [ ]        Rule 12h-3 (b) (2) (i)     [ ]
          Rule 12g-4 (a) (2) (i)   [ ]        Rule 12h-3 (b) (2) (ii)    [ ]
          Rule 12g-4 (a) (2) (ii)  [ ]        Rule 15d-6                 [ ]
          Rule 12h-3 (b) (1) (i)   [X]

        Approximate number of holders of record as of the certification or notice date: 0

        Pursuant to the requirements of the Securities Exchange Act of 1934, Olympia Financial Corp., successor by merger to Premier National Bancorp, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  February 12, 2001              By:  /s/ Howard L. Hyde

                                          Counsel to Olympia Financial Corp.,
                                             successor by merger to
                                             Premier National Bancorp, Inc.